EXHIBIT 16.1

March 20, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: DP Cap Acquisition Corp I

Dear Sir/Madam

We have read the statements under item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Hudgens CPA, PLLC

Hudgens CPA, PLLC

Houston, Texas